Exhibit 99.1

For Immediate Release

Contact:	(News Media) Tony Zehnder +1.312.396.7086
(Investors) Scott Galovic +1.317.817.3228

CNO names Chris McKee as SVP, Operations and
 Todd Coombes as SVP and Chief Information Officer

Carmel, Ind., December 21, 2010 – CNO Financial Group, Inc. (NYSE: CNO) today announced that Chris McKee has been promoted to Senior Vice President, Operations and Todd Coombes has been promoted to Senior Vice President and Chief Information Officer.

John Wright, Executive Vice President of Technology & Operations, has resigned.  CNO CEO Jim Prieur said, “Unfortunately, John has informed me that, for unforeseen personal/family reasons, he cannot commute or relocate to Carmel, Indiana and therefore will leave the organization.  We are fortunate to have two strong leaders ready to step into these assignments.  Both Chris and Todd are seasoned professionals who have in-depth knowledge of our systems and processes.”

Chris McKee joined CNO in 1991 and has served in a variety of IT leadership roles.  He earned his B.S. in Management Information Services from Indiana State University in 1987, and his Master of Science in Management from the Krannert School of Management at Purdue University in 1997.

Todd Coombes joined CNO in 2005, and has served as the Chief Technology Officer since 2007.  Prior to CNO, Coombes had various IT leadership roles at IBM, PDM, and Health Care Systems.  He earned his B.S. in Information Systems Management from the University of San Francisco in 1985, and his MBA from Anderson University in Anderson, Indiana in 2007.

About CNO

CNO is a holding company.  Our insurance subsidiaries – principally Bankers Life and Casualty Company, Colonial Penn Life Insurance Company and Washington National Insurance Company – serve working American families and seniors by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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